Exhibit 99.1

DURECT Corporation Announces Second Quarter 2003 Financial Results

CUPERTINO, Calif., July 24, 2003 /PRNewswire-FirstCall/—DURECT Corporation (Nasdaq: DRRX) announced today financial results for the three months ended June 30, 2003.

DURECT’s net loss for the three months ended June 30, 2003 was $5.1 million or 10 cents per share, compared to $9.9 million or 21 cents per share for the same period in 2002. DURECT’s results for the three months ended June 30, 2003 included non-cash charges for the amortization of intangible assets and stock-based compensation of $470,000, compared to $820,000 for the same period in 2002. Cash used in operating activities was $3.6 million for the three months ended June 30, 2003, compared to $8.8 million for the same period in 2002.

“During the course of this year, we have evaluated several product iterations, in both in-vitro and animal studies, to evaluate the system design enhancements we have implemented to our CHRONOGESIC® product. While we continue to perform additional analyses and generate data around our revised design, we are pleased to report that we have data from animal studies that confirms that our CHRONOGESIC pump delivers for the full 90-day duration of the product’s delivery period,” stated James E. Brown, President and Chief Executive Officer of DURECT. “During the remainder of this year, we intend to complete the validation package to enable terminal sterilization of our CHRONOGESIC product, manufacture product to support clinical trials and begin dosing in our clinical program.”

Dr. Brown added, “In June of this year, we commenced clinical testing for our post-operative pain relief depot product, which is targeted to address the pain management needs of more than 20 million patients recovering from surgical procedures performed annually in the United States. One dose of our post-operative pain relief product is intended to provide up to 3 days of regional pain relief, which would be a substantial improvement in care for patients when compared to conventional practices. We believe this innovative product could potentially reduce the amount of drugs required and side effects experienced by patients after surgery, as well as shorten hospital stays for these patients. We are excited about the prospects for this product and are continuing discussions with a select number of potential partners regarding a commercialization agreement.”

“We received approximately $60 million through a private placement of Convertible Notes. This financing gives us the flexibility and liquidity to fund additional research and development and commercialize existing and future products,” stated Thomas A. Schreck, Chief Financial Officer of DURECT. “Our current cash position combined with potential collaborative funding provides us with a solid financial foundation to reduce the risk profile of the company and to broaden our product portfolio mix for successful commercialization of our proprietary and partnered products.”

Total revenues were $3.2 million for the three months ended June 30, 2003, compared to $1.8 million for the same period in 2002. The increase in total revenues was primarily attributable to higher collaborative research and development revenue recognized from DURECT’s agreements with Pain Therapeutics, BioPartners, Voyager Pharmaceutical and other strategic partners and higher product sales from DURECT’s product lines.

Research and development expenses were $5.3 million for the three months ended June 30, 2003, compared to $8.2 million for the same period in 2002. The decrease in the three months ended June 30, 2003 was primarily attributable to the lower development costs related to DURECT’s lead product CHRONOGESIC compared with higher development costs associated with the Phase III trial for CHRONOGESIC in the same period in 2002. In addition, the decrease in the research and development expenses was also the result of lower personnel expenses in the second quarter of 2003 compared with the same period in 2002.

Selling, general and administrative expenses were $2.2 million in the three months ended June 30, 2003, compared to $2.4 million for the same period in 2002. The decrease was primarily attributable to continued cost savings in personnel, legal and facilities expenses due to a focus on tighter cost controls in all areas of DURECT’s business.

At June 30, 2003, DURECT had cash and investments of $86.7 million, including $3.3 million in restricted investments, compared with cash and investments of $43.2 million at March 31, 2003. This increase was primarily due to the net proceeds of approximately $47.2 million received in June 2003 from the sale of $50.0 million aggregate principal amount of Convertible Notes due 2008. On July 14, 2003, the Company received approximately $9.5 million in net proceeds from the sale of an additional $10.0 million of Convertible Notes.

These Convertible Notes will be convertible into DURECT common stock at a conversion price of $3.15 per share and will bear interest at a rate of 6.25% per annum. After giving effect to the sale of the additional $10.0 million principal amount of the Convertible Notes, DURECT received net proceeds of approximately of $56.7 million, after deducting underwriters’ discount and other offering expenses, from the sale of $60.0 million aggregate principal amount of Convertible Notes.

DURECT expects its net loss for the third quarter of 2003 will range from $7.0 million to $7.5 million or 14 to 15 cents per share. DURECT’s estimates include non-cash charges for the amortization of intangible assets, stock-based compensation and depreciation of approximately $1.3 million to $1.4 million for the third quarter of 2003.

DURECT Corporation (www.durect.com) is pioneering the development and commercialization of pharmaceutical systems for the treatment of chronic debilitating diseases and enabling biotechnology-based pharmaceutical products. DURECT’s goal is to deliver the right drug to the right site in the right amount at the right time. In addition to its rights to the CHRONOGESIC product, DURECT owns three proprietary drug delivery platform technologies, including the SABER(TM) Delivery System (a patented and versatile depot injectable useful for protein delivery), the MICRODUR(TM) Biodegradable Microparticulates (microspheres injectable system) and the DURIN(TM) Biodegradable Implant (drug-loaded implant system).

NOTE:

CHRONOGESIC®, SABER(TM), MICRODUR(TM) and DURIN(TM) are trademarks of DURECT Corporation. Other trademarks referred to belong to their respective owners.

The statements in this press release regarding DURECT’s products in development, product development plans and projected financial results are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to complete the design, development, and manufacturing process development of its products, manufacture and commercialize its products, obtain product and manufacturing approvals from regulatory agencies, manage its growth and expenses, manage relationships with third parties, finance its activities and operations, as well as marketplace acceptance of DURECT’s products. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 14, 2003 and other periodic reports filed with the SEC under the heading “Factors that may affect future results.”

CHRONOGESIC is under development by DURECT and has not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

DURECT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Product revenue, net	$1,715	$1,677	$3,222	$3,290
Collaborative research and development and other revenue	1,485	95	2,559	106

Total revenues	3,200	1,772	5,781	3,396

Operating expenses:
Cost of revenues	534	768	1,129	1,518
Research and development	5,282	8,178	10,854	16,173
Selling, general and administrative	2,219	2,441	4,462	4,764
Amortization of intangible assets	335	335	670	670
Stock-based compensation(1)	135	485	(19)	1,083

Total operating expenses	8,505	12,207	17,096	24,208

Loss from operations	(5,305)	(10,435)	(11,315)	(20,812)
Other income (expense):
Interest income	368	598	609	1,309
Interest expense	(179)	(78)	(303)	(161)

Net other income	189	520	306	1,148

Net loss	$(5,116)	$(9,915)	$(11,009)	$(19,664)

Net loss per share, basic and diluted	$(0.10)	$(0.21)	$(0.22)	$(0.41)

Shares used in computing basic and diluted net loss per share	50,294	48,076	50,209	47,929

(1) Stock-based compensation related to the following:
Cost of revenues	$3	$17	$11	$46
Research and development	(23)	330	(259)	724
Selling, general and administrative	155	138	229	313

	$135	$485	$(19)	$1,083

DURECT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	June 30, 2003	December 31, 2002(1)
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$77,063	$42,800
Inventories and other current assets	4,607	4,241

Total current assets	81,670	47,041
Property and equipment, net	10,259	11,625
Goodwill	4,716	4,716
Intangible assets, net	3,451	4,121
Long-term investments and other non-current assets	12,442	5,468

Total assets	$112,538	$72,971

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$4,637	$4,568
Long-term obligations, current portion	453	617

Total current liabilities	5,090	5,185
Long-term obligations, noncurrent portion	51,941	1,604
Stockholders’ equity	55,507	66,182

Total liabilities and stockholders’ equity	$112,538	$72,971

(1)	Derived from audited financial statements.

CONTACT: Schond L. Greenway, Senior Director, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417, or schond.greenway@durect.com

Source: DURECT Corporation